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                                                                    EXHIBIT 18






March 3, 1997



CA Short Company
4205 E. Dixon Boulevard
Shelby, North Carolina 28150

Dear Sirs:

We have audited the financial statements of CA Short Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in your Annual Report on Form 10-K to the Securities Exchange Commission and have issued our report thereon dated March 3, 1997. Note 1 to such financial statements contains a description of your adoption during the year ended December 31, 1996 of a change from recognizing deferred revenue at the conclusion of the respective prepaid safety award programs to one of recognizing such deferred revenue over the course of the programs based on the Company's historical and expected redemption percentages. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.


Yours truly,




Deloitte & Touche LLP
Tampa, Florida